                                                                   Exhibit 23.3


                   CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cubist Pharmaceuticals, Inc. (the "Company") of our report dated April 3, 2000, except as to the acquisition by the Company described in note A which is as of October 23, 2000, with respect to the consolidated balance sheet of Cubist Pharmaceuticals, Inc. (formerly TerraGen Discovery Inc.) as at December 31, 1999 and the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the years then ended, which report appears in the Company's December 31, 2001 Annual Report on Form 10-K.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
September 16, 2002